Room 4561

May 9, 2006




Howard J. Nellor
President and Chief Executive Officer
Peerless Systems Corporation
2381 Rosecrans Avenue
El Segundo, CA 90245


Re:	Peerless Systems Corporation
	Form 10-K for Fiscal Year Ended January 31, 2005
Forms 10-Q for Fiscal Quarters Ended April 30, 2005, July 31, 2005 and October 31, 2005
	File No. 000-21287


Dear Mr. Nellor:

              We have completed our review of your Form 10-K and related filings and have no further comments at this time.



							Sincerely,



							Kathleen Collins
							Accounting Branch Chief
Mr. Howard J. Nellor
Peerless Systems Corporation
April 25, 2006
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